Exhibit 99.1

Akoustis Adds Cree Executive, John T. Kurtzweil, to its Board of Directors

Charlotte, N.C., January 19, 2017 – Akoustis Technologies, Inc. (OTCQB: AKTS) (“Akoustis” or the “Company”), a manufacturer of patented single-crystal BulkONE™ bulk acoustic wave (BAW) high-band RF filters for mobile and other wireless applications, announced today the appointment of John T. Kurtzweil to its Board of Directors. Mr. Kurtzweil qualifies as a financial expert and independent director. His addition brings the total number of directors to six.

Kurtzweil, age 60, brings to the Board of Directors significant senior executive leadership experience, including 19 years as chief financial officer (CFO) of publicly traded technology companies and placement of an aggregate of $1.9 billion in equity and debt instruments. He is currently VP Finance of Cree, Inc. a company that develops, manufactures, and sells lighting-class light emitting diode, lighting, and semiconductor products for power and radio-frequency applications, and also serves as CFO of Wolfspeed, a Cree company and provider of wide-band-gap semiconductor technology for power semiconductors and RF power amplifiers. He also currently serves on the Board of Directors of Axcelis Technologies.

From 2012 to 2014, Mr. Kurtzweil served as Senior Vice President, CFO and Special Advisor to the CEO of Extreme Networks, Inc., a provider of high-performance, open networking innovations for enterprises, services providers, and Internet exchanges. From 2006 to 2012, Kurtzweil served as Executive Vice President, Finance and as CFO and Treasurer of Cree, during which time Cree’s annual revenue grew from $396 million to $1.2 billion. From 2004 - 2006, he was Senior Vice President and CFO of Cirrus Logic, Inc., a fabless semiconductor company. From 2002-2003, he served as Sr. Vice President and CFO of ON Semiconductor. Kurtzweil is a CPA, CMA, has an MBA from the University of St. Thomas in St. Paul, Minn. and a bachelor's degree from Arizona State University in Accounting.

“I welcome John to the Board,” said Jerry Neal, Co-Chairman of Akoustis. “John is an incredibly accomplished executive who brings to our Board a wealth of experience in all aspects of finance, strategic planning, capital formation and M&A. His insight, advice and guidance will be valuable as we continue to position the Company for growth and success. His appointment as an independent director and financial expert also satisfies important requirements to uplist to a national exchange.

Mr. Kurtzweil commented “I believe Akoustis has compelling, differentiated technology and strong prospects to compete successfully in the fast growing high-band RF BAW filter market. I am excited to join the Board and look forward to working with Jerry Neal, Co-Chairman Art Geiss, CEO Jeff Shealy, and the entire Akoustis Board and management team in creating and driving shareholder value.”

Akoustis is pioneering next-generation material science to address the market requirements for improved RF filters - targeting higher bandwidth, higher operating frequencies and higher output power as compared to conventional polycrystalline BAW technology deployed today. Superior performance is driven by the significant advances made in the single-crystal piezoelectric materials and the resonator-filter process technology. The piezoelectric constant and material composition drive electro-mechanical coupling, which enables higher filter bandwidth. In the case of operating frequency, high sound velocity in high-purity piezoelectric materials allows signals to propagate faster in the RF filter. The Company’s single-crystal piezoelectric materials offer high-thermal conductivity along the path of heat flow, greatly improving the high-power handling capability of the RF filter.

Akoustis continues to meet with multiple design clients and potential strategic partners to share its single-crystal resonator and RF filter results.

About Akoustis

Akoustis™ (http://www.akoustis.com) is a high-tech RF filter solutions company that manufactures its unique, patent-pending BulkONE™ technology to produce single-crystal bulk acoustic wave (BAW) filters for the mobile-wireless industry and beyond, which facilitate signal acquisition and accelerate band performance between the antenna and digital back end. Its BulkONE™ technology will service the fast growing multi-billion dollar market of device OEMs, network providers, and consumers to diminish Front End phone heat, battery drain and signal loss -- all considered to be directly related to current RF polycrystalline filter technologies' limitations. Akoustis’ capital-efficient business model leverages existing investments in manufacturing infrastructure within the semiconductor industry. Akoustis™ is located in the Piedmont technology corridor between Charlotte and Raleigh, North Carolina.

Forward-Looking Statements

Statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and assumptions and are subject to risks and uncertainties. In some cases, you can identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” “will,” “would” or the negative of these terms or other comparable terminology. Factors that could cause actual results to differ materially from those currently anticipated include, without limitation,

•	risks relating to the results of our research and development activities, including uncertainties relating to semiconductor process manufacturing;
•	the early stage of our BulkONE™ technology presently under development;
•	our need for substantial additional funds in order to continue our operations and the uncertainty of whether we will be able to obtain the funding we need;
•	our ability to retain or hire key scientific, engineering or management personnel; our ability to protect our intellectual property rights that are valuable to our business, including patent and other intellectual property rights;
•	our dependence on third-party manufacturers, suppliers, research organizations, testing laboratories and other potential collaborators;
•	our ability to successfully market and sell our technologies;
•	the size and growth of the potential markets for any of our technologies, and the rate and degree of market acceptance of any of our technologies;
•	competition in our industry; and
•	regulatory developments in the U.S. and foreign countries.

In light of these risks, uncertainties and assumptions, the forward-looking statements regarding future events and circumstances discussed in this press release may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements included in this presentation speak only as of the date hereof, and, except as required by law, we undertake no obligation to update publicly or privately any forward-looking statements for any reason after the date of this presentation to conform these statements to actual results or to changes in our expectations. The materials do not constitute an offer to sell, or the solicitation of any offer to buy, any securities of Akoustis, or any other entity whatsoever. Any representation to the contrary by any party should be ignored.

Akoustis Contact Information:

COMPANY:
Dave Aichele
Akoustis, Inc.
VP of Business Development
Main: 704-997-5735, ext. 106
Email: daichele@akoustis.com

INVESTORS:

The Del Mar Consulting Group, Inc.

Robert B. Prag, President

858-794-9500

bprag@delmarconsulting.com

or

Integra Consulting Group LLC

Jeremy Roe, Managing Partner

925-262-8305

jeremy@integracg.net